Exhibit 4.2

FORM OF

INCENTIVE SHARE OPTION AGREEMENT

THIS INCENTIVE SHARE OPTION AGREEMENT is made as of [GRANT DATE], by and between Bit Digital, Inc., a Cayman Islands exempted company having its principal executive offices at 31 Hudson Yards, 11th Floor, New York, NY 10001 (the “Grantor”), and [NAME], an individual residing at [ADDRESS] (the “Optionee”).

WITNESSETH:

WHEREAS, the Bit Digital, Inc. 2025 Omnibus Equity Incentive Plan was adopted by the Board of Directors (the “Board”) and the shareholders of the Grantor to provide the Optionee with an opportunity to acquire or increase his proprietary interest in the business of the Grantor, and, through share ownership, to possess an increased personal interest in its continued success and progress; and

WHEREAS, the Grantor desires to increase the incentive of the Optionee to exert his utmost efforts to improve the business and increase the assets of the Grantor.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the Grantor hereby grants the Optionee an option to purchase ordinary shares of the Grantor, $.01 par value per share (the “Ordinary Shares”), upon the following terms and conditions:

1. Option.

Pursuant to the Bit Digital, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”), the Grantor hereby grants to the Optionee an incentive share option (the “Option”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended, on the terms and conditions contained in the Plan, to purchase up to an aggregate of [NUMBER] fully paid and non-assessable ordinary shares (the “Shares”).

2. Purchase Price.

The purchase price (“Purchase Price”) for the Option shall be [CLOSING PRICE ON GRANT DATE] per share. The Grantor shall pay all original issue or transfer taxes on the exercise of the Option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3. Exercise of the Option.

(a) Except as otherwise set forth herein, no Option shall be exercisable until it has vested in accordance with the provisions of subsection (b) below. Any Option which vests and thereby becomes exercisable hereunder may be exercised in whole or in part, in one hundred (100) share increments, from time to time and at any time, until the Option lapses or terminates. If the Optionee’s exercise of any Option would require the Grantor to issue a fractional Share, the Grantor will not be required to issue such fractional Share but it shall pay the Optionee in cash the value of such fractional Share. Except as set forth in Section 5, all unexercised Options (whether or not vested) shall lapse and forever terminate on [FIVE YEARS FROM GRANT DATE].

(b) Options for the purchase of the Shares shall vest in [equal monthly increments over the two-year period] from the date of this Agreement, provided that the Optionee remains an employee.

(c) Notwithstanding the foregoing, in the event of a Corporate Transaction (as defined in Section 4.2(b) of the Plan) the Option shall be assumed by the surviving entity with appropriate adjustments as determined by the Board of Directors of the Grantor, but in any event shall accelerate and be fully vested and immediately exercisable upon completion of the Corporate Transaction.

4. Manner of Exercise.

Options that are exercisable may be exercised in whole or in part at any time during the option period by (a) giving written notice to the Grantor specifying the number of Shares to be purchased; in one hundred (100) Share increments, (b) accompanied by payment in full of the purchase price, in cash or by check and (c) the payment of any withholding tax to the Grantor, will be required to withhold as a result of the exercise of the Option. The Purchase Price of the Shares as to which the Option is exercised shall be paid in full at the time of exercise by any approved method set forth in paragraphs (a) through (e) of Section 6.5 of the Plan. The Optionee shall not have any of the rights of a shareholder with respect to the Share covered by the Option until the date of the issuance of a share certificate or book entry to Optionee for such shares of Share. An Optionee shall have the right to dividends and other rights of a shareholder with respect to ordinary shares purchased upon exercise of an Option at such time as the Optionee has given written notice of exercise and has paid in full for such shares and has satisfied such conditions that may be imposed by the Grantor with respect to the withholding of taxes.

Subject to the terms and conditions hereof, the Options shall be exercisable by notice to the Grantor on the form provided by the Grantor, a copy of which is attached hereto. In the event that the Options are being exercised by any person or persons other than the Optionee, the notice shall be accompanied by proof, satisfactory to the Grantor, of the right of such person or persons to exercise any right under this Agreement and the Plan.

5. Termination of Employment.

(a) In the event that the employment of Optionee terminates (otherwise than by reason of his death or “total disability” (as defined in the Plan) or for Cause (as defined below)), the Option may be exercised (if and to the extent that the Optionee was entitled to exercise at the date of termination of his employment) at any time within three months after such termination, but in no event after the expiration of the term of the Option.

(b) In the event that the employment of the Optionee shall terminate by the Grantor for cause, the Option shall be cancelled immediately and shall not be exercisable. Termination “for cause” shall mean dismissal for commission of any act of a theft, embezzlement or fraud involving the Grantor or any member of the Grantor, its subsidiaries or otherwise, or a breach of fiduciary duty to the Grantor or any member of the Grantor or its subsidiaries. If the employment of the Optionee shall be suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all of the Optionee’s rights under the Option granted hereunder likewise shall be suspended during the period of investigation.

(c) In the event of the death or total disability of the Optionee while an employee of Grantor or within twelve (12) months after the termination of employment with the Grantor, the Option may be exercised (if and to the extent that the deceased Optionee was entitled to exercise at the date of his death or total disability) by a legatee or legatees of the Optionee under such Optionee’s last will and testament or by his personal representatives or distributees, at any time within twelve months after his death or total disability (or such longer period of time as determined by the Board in its discretion), but in no event after the expiration of the term of the Option.

6. Assignability of the Option.

Except as specifically provided herein, the Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, otherwise than by will or the laws of descent and distribution, and the Option herein granted shall be exercisable in whole or in part during the Optionee’s lifetime only by the Optionee or his guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred by this Option contrary to the provisions of this Option or the Plan, or upon the levy of any attachment or similar process on the rights and privileges conferred by this Option, this Option shall be null and void, and the rights and privileges conferred by this Option shall immediately terminate and become null and void.

7. Shares as Investment.

By accepting the Option herein granted, the Optionee agrees for himself and his heirs and legatees that, unless the Shares are sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or an exemption from registration, all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the Option, the Optionee, or his heirs or legatees receiving such Shares, shall deliver to the Grantor a representation in writing, that unless such Shares have been registered for resale they are being acquired in good faith for investment purposes only and not for sale or distribution.

8. Restriction on Issuance of Shares.

The Grantor shall use its best efforts to issue or deliver any certificate for Shares purchased upon the exercise of the Option including ensuring that (a) the issuance of such Shares has been registered with the Securities and Exchange Commission under the Securities Act, or counsel to the Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares shall have been given by any national securities exchange on which the Ordinary Shares of the Grantor is at the time of issuance listed.

9. Adjustment on Changes in Capitalization.

(a) In the event of changes in the outstanding Ordinary Shares of the Grantor by reason of share dividends, share splits, reverse share splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number of ordinary shares as to which the Option may be exercised shall be correspondingly adjusted by the Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of options subject to this Agreement immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of Shares subject to this Agreement immediately prior to the occurrence of such event.

(b) In the event of any consolidation or merger of the Grantor with or into another company, or the conveyance of all or substantially all of the assets of the Grantor to another company for consideration including shares and/or securities, the entire unexercised portion of the Option granted hereunder shall upon exercise thereafter entitle the holder thereof to such number of Shares or other securities or property to which a holder of Shares would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board (or the board of directors of a successor entity) shall be made as set forth in Section 9.(a) above with respect to any future changes in the capitalization of the Grantor or its successor entity.

(c) Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of the Options granted hereunder. If fractions of a Share would result from any such adjustment, the Grantor (or successor entity) may, but is not required to, issue fractional shares in accordance with the laws of the Cayman Islands.

10. Rights of Optionee.

The grant of the Option (or any other Option under this Agreement or any other agreement) in any year shall give the Optionee neither any right to similar grants in future years nor any right to be retained in the Service of the Grantor, such Service being terminable to the same extent as if the Plan and this Agreement were not in effect. The right and power of the Grantor to dismiss or discharge any employee is specifically and unqualifiedly unimpaired by this Agreement. Neither the Optionee nor any other person legally entitled to exercise any rights under this Agreement shall be entitled to any of the rights or privileges of a shareholder of the Grantor with respect to any Shares which may be issuable upon any exercise pursuant to this Agreement, unless and until the share records of the Grantor reflect the issuance of such Shares.

11. Notices.

Each notice or other communication relating to this Agreement shall be in writing and delivered in person or by registered mail to the Grantor at its office, 31 Hudson Yards, 11th Floor, New York, NY 10001, to the attention of the Corporate Secretary. All notices to the Optionee or other person or persons then entitled to exercise any right pursuant to this Agreement shall be delivered to the Optionee or such other person or persons at the Optionee’s address specified below the Optionee’s signature to this Agreement or at such other address as the Optionee or such other person may specify in writing to the Grantor by a notice delivered in accordance with this paragraph.

12. Effect Upon Employment.

This Agreement does not give Optionee any right to continued employment by the Grantor.

13. Binding Effect.

Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors legal representatives and assigns.

14. Agreement Subject to Plan.

Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, which is incorporated by reference herein and made a part of this Agreement as if fully set forth herein. The Optionee acknowledges receipt of a copy of the Plan. In the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

15. Miscellaneous.

This Agreement shall be construed under the laws of the Cayman Islands, without application to the principles of conflicts of laws. Headings have been included herein for convenience of reference only and shall not be deemed a part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Share Option Agreement as of the day and year first above written.

BIT DIGITAL, INC.

By:
Name:
Title:

OPTIONEE

Name:

Optionee Address:

EXHIBIT A

NOTICE OF EXERCISE OF SHARE OPTION TO PURCHASE
ORDINARY SHARES OF BIT DIGITAL, INC.

Name _____________________

Address ___________________

__________________________

Date ______________________

Bit Digital, Inc.
31 Hudson Yards, 11th Floor
New York, NY 10001
Attention: Corporate Secretary

Re: Exercise of Share Option

Gentlemen:

Reference is hereby made to the Bit Digital, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”) and that certain Share Option Agreement between me and Bit Digital, Inc., dated as of _________, 20__ (the “Agreement”). Capitalized terms not defined in this notice shall have the respective meanings ascribed to them in the Plan or the Agreement.

Subject to acceptance hereof in writing by the Grantor pursuant to the provisions of the Plan, I hereby elect to exercise options to purchase the number of shares set forth on the signature page of this notice.

(Please check one of the following):

_____ Enclosed is a check in the amount of $_________, representing the aggregate Purchase Price, payable to the order of Bit Digital, Inc. If applicable, I have also enclosed a check payable to Bit Digital, Inc. representing payment of applicable withholding taxes.

_____ Enclosed are shares of Share having a Fair Market Value equal to the aggregate Purchase Price.

_____ Enclosed is a copy of irrevocable instructions I have given to my stockbroker in connection with a Cashless Exercise.

_____ I hereby elect to have the Grantor perform a “net issue exercise” in accordance with Section 6.5 of the Plan.

As soon as the Share Certificate or book entry is registered in my name, please deliver it to me at the above address.

Unless the issuance of the Share being purchased by me pursuant to the Agreement are subject to an effective registration statement under the Securities Act, I understand that I will be asked to execute and deliver to the Grantor supplemental investment representations prior to being issued any Share.

Very truly yours,

AGREED TO AND ACCEPTED:

BIT DIGITAL, INC.

By:

Title:

Number of Shares Exercised: _________________________________________

Number of Shares Remaining: ________________________________________

Date: ____________________